Exhibit 99.(d)(2)

December 7, 2018

Mr. Paul Fineman

Chief Executive Officer

7 Water End Barns
Water End

Eversholt

Dear Paul:

In order to evaluate a possible strategic transaction, (the “Potential Transaction”) CSS Industries, Inc., and/or its affiliates and subsidiaries, and IG Design Group PLC, and/or its affiliates and subsidiaries, each will be providing the other party certain information regarding their respective businesses. Prior to furnishing such information, each party agrees to treat confidentially such information furnished by the other party (subject to the third paragraph of this letter agreement, the “Evaluation Material”).

Each party hereby agrees that the Evaluation Material furnished to it (including any analyses or other documents incorporating any of the Evaluation Material) will not be used by it or its directors, officers, employees, representatives or agents (including its counsel, accountants, appraisers and investment bankers) (“Representatives”) in any way other than in connection with such party’s evaluation, negotiation or consummation of the Potential Transaction and that such information will be kept confidential by it and its Representatives; provided, however, that such information may be disclosed (i) to its Representatives who need to know such information for the purpose of evaluating, negotiating or consummating the Potential Transaction or (ii) as may be required by applicable law, regulation or legal process, including, without limitation, securities laws or regulations or the regulations of any securities exchange. However, it is acknowledged and agreed that, subject to the limitations set forth in the immediately preceding sentence, disclosure of the Evaluation Material will not inhibit or limit the ability of the receiving party to compete with the disclosing party’s business. If negotiations relating to the Potential Transaction are discontinued, each party will return the original of the Evaluation Material to the other party and will destroy or cause to be destroyed all copies and all analyses and other documents incorporating any of the Evaluation Material furnished to it; provided, however, that each party may retain one copy of the foregoing solely for use in the event of a dispute hereunder.

The term “Evaluation Material” does not include information which (i) was, prior to the execution and delivery by the parties of this letter agreement, already in the receiving party’s possession; (ii) is or becomes generally available to the public (other than through any action by the party being furnished such material in violation of this letter agreement); (iii) was or is available to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the disclosing party; (iv) is or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party; (v) is independently developed by the receiving party without violating its obligations hereunder; or (vi) is or becomes approved for release by written authorization from the disclosing party.

In addition, except as may be required by applicable law, regulation or legal process, including, without limitation, securities laws or regulations or• the regulations of any securities exchange, or as may be authorized with the prior written consent of the other party, neither party nor any of its Representatives will disclose to any person either the fact that discussions or negotiations are taking or have taken place concerning the Potential Transaction or any of the terms, conditions or other facts with respect to any the Potential Transaction, including the status thereof (“Transaction Information”).

Each party understands and agrees that, although the disclosing party will use reasonable efforts to assure the accuracy of the Evaluation Material provided by the disclosing party, the disclosing party is not making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and the disclosing party expressly disclaims any such representation or warranty. Each party agrees that neither party nor any of its Representatives has any liability to the other party or any of its Representatives resulting from their use of the Evaluation Material. Only those representations or warranties that are made to a party in a definitive written agreement between the parties regarding the Potential Transaction (a “Definitive Agreement”), when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such agreement, will have any legal effect.

Each party agrees to be responsible for enforcing the confidentiality of the Evaluation Material and the Transaction Information and agrees to take such action, legal or otherwise, to the extent necessary to prevent any disclosures by it or any of its directors, officers, employees, representatives or agents of the Evaluation Material or the Transaction Information. It is thither understood and agreed that money damages would not be a sufficient remedy for any breach of this agreement and that the enforcing party shall be entitled to specific performance as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement, but shall be in addition to all other remedies available at law or in equity to the enforcing party. In the event a party is required to initiate any action to enforce the obligation of the other party hereunder, the breaching party agrees to reimburse the enforcing party for all costs and expenses, including reasonable attorney’s fees, incurred by it in this regard.

The foregoing agreement shall expire on the date upon which a Definitive Agreement is executed or two (2) years from the date hereof, whichever first occurs; provided, however, that Evaluation Material which is considered by the disclosing party to qualify for protection as a trade secret of the disclosing party under any applicable federal, state or local law or regulation shall be held in confidence under the terms of this letter agreement for as long as such Evaluation Material is considered by the disclosing party to qualify for such protection.

Each party acknowledges and agrees that no contract or agreement providing for a Potential Transaction shall be deemed to exist between the parties unless and until a Definitive Agreement has been executed and delivered. The parties hereto also acknowledge and agree that, unless and until a Definitive Agreement has been executed and delivered, neither party shall have any legal obligation of any kind whatsoever to the other with respect to the Potential Transaction or any other business arrangement by virtue of this letter agreement, except for the matters specifically agreed to in this letter agreement. For purposes hereof, the term “Definitive Agreement” does not include any offer, executed term sheet or letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of an offer from the other party.

This letter agreement shall be governed by, and construed in accordance with, the laws of the United Kingdom without giving effect to any conflict of laws provisions. If any term, condition, provision or covenant of this letter agreement is held by a court of competent jurisdiction in a final ruling to be invalid, void or unenforceable, the remainder of this letter agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. The parties hereby agree that a person who is not a party to this letter agreement shall have no rights hereunder whether under The Contract (Rights of Third Parties) Act 1999 or otherwise. This letter agreement sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof and supersedes all prior agreements, and shall not be amended except in writing and signed by both parties, The parties agree that no failure or delay by either party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

Please sign and return the enclosed copy of this letter agreement which will constitute our agreement with respect to the subject matter of this letter.

Very truly yours,

CSS INDUSTRIES, INC.

		By:	/s/ Christopher J. Munayn
Christopher J. Munyan
President and Chief Executive Officer

Agreed and Accepted as of the
Date first set forth above.

IG DESIGN GROUP PLC

By:	/s/ Paul Fineman
Paul Fineman
Chief Executive Officer